UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 15, 2026
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Pinterest, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-38872	26-3607129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Brannan Street
San Francisco, California 94107
(Address of principal executive offices, including zip code)

(415) 762-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 _________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	PINS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 15, 2026, Pinterest, Inc. (the “Company”) entered into an amended and restated five-year $700 million revolving credit facility (the “2026 revolving credit facility”), by and among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which replaced the Company’s previous $500.0 million revolving credit facility entered into on October 25, 2022, as amended in October 2023. The 2026 revolving credit facility also contains an accordion option which, if exercised, would allow the Company to increase the aggregate commitments by up to the greater of $1,000 million and 75% of consolidated EBITDA of the Company, provided the Company is able to secure additional lender commitments and satisfy certain other conditions. Interest on any borrowings under the 2026 revolving credit facility accrues at either an adjusted term Secured Overnight Financing Rate (“SOFR”) and a margin of 1.25% or at an alternative base rate plus a margin of 0.25%, at the Company’s election. The Company is required to pay an annual commitment fee that accrues at 0.10% per annum on the unused portion of the aggregate commitments under the 2026 revolving credit facility.

The 2026 revolving credit facility also allows the Company to issue letters of credit up to $75 million, which reduce the amount the Company can borrow. The Company is required to pay a fee that accrues at 1.25% per annum on the average aggregate daily maximum amount available to be drawn under any outstanding letters of credit.

The 2026 revolving credit facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company’s ability to incur indebtedness, grant liens, make distributions to holders of the Company’s stock or the stock of the Company’s subsidiaries, make investments or engage in transactions with the Company’s affiliates. During any period when the Company obtains an investment grade rating from at least two rating agencies (such period, an “IG Period”), the Company will no longer be subject to certain restrictive covenants (including covenants that restrict the Company’s ability to make asset sales, make distributions to holders of the Company’s stock or the stock of the Company’s subsidiaries, make investments, engage in transactions with affiliates). The 2026 revolving credit facility also contains a financial maintenance covenant: a maximum net leverage ratio of consolidated debt to consolidated EBITDA no greater than 3.50 to 1.00, subject to an increase up to 4.00 to 1.00 for a certain period following an acquisition. The obligations under the 2026 revolving credit facility are secured by liens on substantially all of the Company’s domestic assets, including certain domestic intellectual property assets, but upon the Company entering an IG Period, the obligations shall cease to be secured and the collateral released. The Company is in compliance with all covenants, and there are no amounts outstanding under the 2026 revolving credit facility as of October 15, 2026.

The description of the 2026 revolving credit facility provided above does not purport to be complete and is qualified in its entirety by reference to the full text of the revolving credit agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINTEREST, INC.

Date: October 15, 2026	By:	/s/ Wanji Walcott
Wanji Walcott
Chief Legal and Business Affairs Officer and Corporate Secretary